UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2009

     Ticketmaster Entertainment, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-34064	95-4546874
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8800 W. Sunset Blvd., West Hollywood, CA		90069
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(310) 360-3300

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;
Transfer of Listing

     On March 12, 2009, Ticketmaster Entertainment, Inc. (“Ticketmaster”) notified The Nasdaq Stock Market (“Nasdaq”) of the resignation of Mr. Julius Genachowski from the Ticketmaster board of directors as well as the audit committee of the Ticketmaster board of directors.

     Ticketmaster will fill the director vacancy with a director who the Ticketmaster board of directors determines to be independent under Rule 4200 of Nasdaq’s Marketplace Rules as expeditiously as possible. In the meantime, Ticketmaster will rely on the cure period set forth in Rule 4350(c)(1) of Nasdaq’s Marketplace Rules, which gives Ticketmaster until the earlier of its next annual stockholders meeting or one year from Mr. Genachowski’s resignation from the Ticketmaster board of directors to satisfy Nasdaq’s independent director requirements.

     In addition, Ticketmaster will fill the vacancy on the audit committee with a director who the Ticketmaster board of directors determines to be independent under Rule 4200 of Nasdaq’s Marketplace Rules and otherwise meets the requirements of Rule 4350(d)(2) of Nasdaq’s Marketplace Rules as expeditiously as possible. In the meantime, Ticketmaster will rely on the cure period set forth in Rule 4350(d)(4)(B) of Nasdaq’s Marketplace Rules, which gives Ticketmaster until the earlier of its next annual meeting of stockholders or one year from the occurrence of Mr. Genachowski’s resignation from the Ticketmaster audit committee to satisfy Nasdaq’s audit committee composition requirements.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION
OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS;
COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

     On March 10, 2009, Ticketmaster received notice from Mr. Genachowski that he was resigning from the Ticketmaster board of directors and all committees of the board of directors on which he served, effective on the date of such notice. Mr. Genachowski was also a member of the audit, nominating and executive committees of the Ticketmaster board of directors.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TICKETMASTER ENTERTAINMENT, INC.

By: /s/ Chris Riley
Name: Chris Riley
Title: Senior Vice President &
Acting General Counsel

Date: March 13, 2009